Mail Stop 3561


										February 24,
2006




Mr. Joel Sens
Chief Executive Officer
Seawright Holdings, Inc.
600 Cameron Street
Alexandria, Virginia 22314


		RE:	Seawright Holdings, Inc.
			Form 10-KSB for Fiscal Year Ended December 31, 2004 Forms 10-QSB for Fiscal Quarters Ended March 31, 2005, June 30,
2005
and September 30, 2005
Filed April 15, 2005, May 23, 2005, August 22, 2005 and November
21,
2005
			File No.  333-56848

Dear Mr. Sens:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


									George F. Ohsiek, Jr.
									Branch Chief
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March 22, 2005
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